EXHIBIT 99.1

KAMAN CLOSES ON NEW $275 MILLION

FOUR-YEAR REVOLVING CREDIT FACILITY

BLOOMFIELD, Connecticut (September 20, 2010) – (NASDAQ-GS:KAMN) Kaman Corporation announced that today it has replaced its three-year $225 million revolving credit facility with an amended and restated four-year $275 million revolving credit facility.

The new facility includes an accordion feature that allows the company to increase the aggregate amount available to up to $350 million with additional commitments from lenders. The initial interest rate for borrowings under the facility will be LIBOR plus 225 basis points. The facility includes a collateralized security agreement and carries a standard financial covenant package, which the company believes reflects current market terms and conditions. The maturity date on the Company’s $42.5 million Term Loan Facility has also been extended to be coterminous with the revolving credit facility.

“Improving bank market conditions combined with Kaman’s financial strength have enabled us to successfully upsize the revolving credit facility by $50 million while achieving a 175 basis point reduction in our borrowing costs. The transaction was well over-subscribed reflecting strong support from the banking community, and we have added two new lenders to further strengthen our bank group,” stated Kaman Senior Vice President and Chief Financial Officer, William C. Denninger. “This agreement increases our availability of credit and in conjunction with our existing shelf registration provides significant access to capital to continue to execute our growth strategy.”

The facility was brought to market by Joint-Lead arrangers Bank of America, RBS Citizens and JPMorgan Chase. Other lenders are BB&T, KeyBanc, SunTrust, TD Bank, Fifth Third, Northern Trust, PNC Bank, Sovereign Bank, UBS, US Bank and Webster Bank.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets. The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters. The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America. Kaman offers more than 3.5 million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry. Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

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Contact:

Eric Remington

VP, Investor Relations

(860) 243-6334eric.remington@kaman.com